Exhibit 10.8

40 Parker

Irvine, CA 92678

Tel : 949-297-7000

Fax: 949-297-7001

March 30, 2007

Mr. Anand Sampath

Dear Anand:

This letter confirms the terms of our offer to promote you to the position of Executive Vice President, Engineering:

Effective Date:	March 16, 2007.

Base Salary:	$200,000 annually paid at a semi-monthly rate of $7,692.31 per pay period.

Annual Bonus:	You will be eligible to participate in Masimo’s Bonus Plan for up to 40% of your salary based on Company and individual objectives being met.

Additional Stock Options:	It will be recommended to the Board to issue you an option to purchase an additional 25,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value, as determined by the Board of Directors and Shareholders, at the time the option is granted.

Employment with Masimo is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at any time with or without reason or advanced notice.

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except a written agreement signed by an officer of the Company.

Congratulations on your promotion! We appreciate your dedication to our mission, and we are confident that your continued employment with Masimo will be a mutually rewarding experience.

Sincerely,

/s/ Joe E. Kiani
Joe E. Kiani
Chief Executive Officer